Exhibit 99.1

Berry Plastics Corporation announces pricing and an increase in size of its private placement of first priority floating rate senior secured notes due 2015

EVANSVILLE, IN — April 16, 2008 — Berry Plastics Corporation (the “Company”),  an Apollo Management, L.P. and Graham Partners portfolio company, today announced the pricing and an increase in size of its private placement of first priority floating rate senior secured notes due 2015 (the “Notes”) that was launched on April 14, 2008. The net proceeds of the offering will be used to repay borrowings under the Company’s bridge loan credit facility that were used to finance and pay costs related to the Company’s acquisition of Captive Holdings, Inc., the parent company of Captive Plastics, Inc., to repay amounts outstanding under the Company’s revolving credit facility (estimated at $131 million as of March 29, 2007) as well as to pay fees and expenses related to the offering. Any remaining proceeds will be used by the Company for general corporate purposes. The offering is expected to close on April 21, 2008, subject to customary closing conditions.

The Company increased the total size of the offering from a previously planned amount of $530.6 million to $680.6 million and will result in net proceeds to the Company, before expenses, of $661.4 million. The Notes will be guaranteed on a senior secured basis by all of the Company’s existing and future domestic subsidiaries, subject to certain exceptions and will include all of the Company’s subsidiaries that guarantee the Company’s obligations under its term loan facility. The Notes and the guarantees will be general senior obligations and will rank senior in right of payment to all of the Company’s, and, in the case of the guarantees, to all of the guarantors’, existing and future subordinated debt. The Notes and the guarantees will be secured on a first-priority basis by a lien on the assets that secure the Company’s obligations under its senior secured credit facilities, subject to certain exceptions.

The Notes will mature on February 15, 2015 and interest on the Notes will be payable at LIBOR  plus 475 basis points, reset quarterly, per annum, in each case, on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2008.

The Notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will not be registered under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

For additional information, please contact:
James M. Kratochvil
Executive Vice President and Chief Financial Officer
Diane Tungate
Executive Assistant
Berry Plastics Corporation
101 Oakley Street
Evansville, IN  47710
Telephone: (812) 424-2904

About Berry Plastics

Berry is a leading manufacturer and marketer of plastic packaging products.   Berry is a major producer of a wide range of products, including open top and closed top packaging, polyethylene-based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings and specialty laminates to over 13,000 customers, ranging from large multinational corporations to small local businesses. The Company had pro forma net sales for the fifty-two week period ended December 29, 2007 of $3.4 billion. Based in Evansville, Indiana, the Company now has 70 manufacturing facilities worldwide and approximately 14,000 employees.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.